Exhibit 99.1

[LIFELINE LOGO]	News Release
Personal Response and Support Services	From Lifeline Systems, Inc.

FOR IMMEDIATE RELEASE
Contact:

Dennis Hurley SVP, Finance/CFO (508) 988-1382 Email: dhurley@lifelinesys.com

Lifeline Systems Announces Preliminary First Quarter Results;  Expects Continued Revenue and Earnings Growth

Company to Present at Sidoti & Company Conference in New York City on April 10, 2003

FRAMINGHAM, Mass. – April 2, 2003 – Lifeline Systems, Inc. (Nasdaq:LIFE) today announced that it expects revenue for the first quarter ended March 31, 2003, to be in the range of $26.2 million to $26.6 million, with service revenue increasing by approximately 15%, and net income to be in the range of $1.75 million to $1.85 million, or approximately $0.27 per diluted share. By comparison, for the first quarter of 2002, the Company reported net revenue of $24.9 million with net income of $1.5 million, or $0.23 per diluted share.

These preliminary results are based on Lifeline Systems’ initial review of operating results for the first quarter and are being announced in anticipation of the Company’s presentation at the upcoming investor conference being hosted by Sidoti & Company, LLC in New York City. Lifeline Systems’ conference presentation is scheduled for Thursday, April 10, 2003. Ronald Feinstein, president and chief executive officer of Lifeline Systems, and Mark Beucler, vice president, finance and controller, will discuss the Company’s operating outlook for 2003. More than 90 companies are expected to make presentations to an audience of some 400 institutional investors at the Sidoti conference.

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About Lifeline Systems, Inc.

Lifeline Systems is the leading provider of personal response services in the United States and Canada, currently serving approximately 370,000 subscribers from response centers in Massachusetts, Ontario and Quebec. The Company is committed to providing reassurance and peace of mind to people who live alone and are faced with isolation and loneliness, as well as the need for emergency response. Lifeline does this by combining dedicated, well-trained people with advanced technology. For more information about Lifeline Systems visit: www.lifelinesys.com

Trademark reference: Lifeline Systems and the Lifeline Systems logo are registered trademarks or trademarks of Lifeline Systems, Inc. in the United States and other countries. All other company or product names mentioned may be the trademarks of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements relating to the future performance of Lifeline Systems, Inc., including the Company’s expected first quarter revenue and net income. These forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the risk of adjustment to the Company’s financial statements upon review or audit, the risk that the company’s new marketing initiatives in helping to grow the company’s subscriber base will not be successful, the timing and magnitude of the transition in the company’s revenue mix, the risks associated with the intended productivity improvements and other benefits from its CareSystem monitoring platform, the risk of not meeting the intended date of occupation of its second U.S. call center or the magnitude of the costs incurred in connection with the start-up of the new facility, and other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.

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